FOR IMMEDIATE RELEASE
October 18, 2005
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp
Announcement of Organizational Change
Nissin Co., Ltd. (“the Company”), hereby announces that on October 18, 2005, its Board of Directors adopted a resolution to implement the organizational change described below, effective November 1, 2005.
The company will establish a new Public Relations Department under its Operations Control Division, in an aim to raise the transparency of management of the NIS group by strengthening communication with the mass media.

Organizational Chart	As of November 1, 2005

Internal Audit Dept.
Internal Control Dept.
Inter-Company Dept.
Real Estate Business Control Dept.
Board of Statutory Auditors
Statutory Auditors
Osaka Branch Office
System Planning Dept.
Investor Relations Dept.
Public Relations Dept.
Board of Directors
Controller's Dept.
Operations Control Div.
Chairman of the Board
Finance Dept.
General Affairs Dept.
Human Resources Dept.
President
Tie-up Loan Dept.
Real Estate Finance Dept.
Central Office Sales Dept.
Osaka Sales Dept.
Sales & Marketing Control Div.
Sales Dept.
Education & Training Dept.
Business Development Dept.
Western Japan Investigation Dept.
Eastern Japan Investigation Dept.
Credit Screening Dept.